News Release Patrick Industries, Inc. Completes Acquisition of Tumacs Covers ELKHART, IN – August 30, 2021 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of Tumacs Covers (“Tumacs”), a leading manufacturer of custom designed boat covers, canvas frames, and bimini tops, primarily serving marine OEMs and dealers. Tumacs is headquartered in Pittsburgh, Pennsylvania, with manufacturing facilities in Indiana and Pennsylvania and a distribution/service center in Michigan. “Tumacs’ unique quick-turn prototyping and customization capabilities and extensive collection of boat cover applications exude their meticulous craftsmanship and dedication to product excellence,” said Andy Nemeth, Chief Executive Officer of Patrick. “Tumacs’ reputation for custom boat covers helps support Patrick’s full solutions business model in the marine OEM market and aftermarket and provides us with additional runway to further grow our position as a value-added component supplier to the marine industry. As with previous acquisitions, we will support Tumacs with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the entrepreneurial spirit that has been a key factor to its success.” Bob McCall, President of Tumacs, commented, “The Tumacs team and I are very pleased to join the Patrick family and continue the legacy of the business my family founded over 60 years ago. We look forward to partnering with Patrick and leveraging their resources and relationships to promote long-term growth. Patrick’s emphasis on exceeding the expectations of its customers and providing a wide breadth of high-quality product offerings is in tandem with the focus on workmanship, innovation, and service we value at Tumacs to further drive brand value.” The acquisition is expected to be immediately accretive to earnings per share. The business will continue to operate on a stand-alone basis under the Tumacs Covers brand name in its existing facilities. About Patrick Industries, Inc. Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multi-family housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, with over 10,000 employees and 160 businesses across the United States. Cautionary Statement Regarding Forward-Looking Statements This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release,

2 and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. Contact: Julie Ann Kotowski Investor Relations kotowskj@patrickind.com 574.294.7511